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                                                                     EXHIBIT 5.1

                                November 27, 2001


Deutsche Recreational Asset Funding Corporation
655 Maryville Centre Drive
St. Louis, Missouri 63141

         Re:      Deutsche Recreational Asset Funding Corporation
                  Registration Statement on Form S-3 (No. 333-56303)

Ladies and Gentlemen:

         We have acted as special counsel for Deutsche Recreational Asset Funding Corporation, a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-56303 (together with the exhibits and amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of certain series of Asset Backed Notes (the "Notes").

         We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes (the "2001-1 Notes") by Distribution Financial Services RV/Marine Trust 2001-1 (the "Trust"), and in order to express our opinion hereinafter stated we have examined and relied upon the following items relating to the 2001-1 Notes and the Trust: the Trust Agreement, the Amended and Restated Trust Agreement, the Transfer and Servicing Agreement, the Indenture, the DFS/Ganis Transfer Agreement, the Ganis/Depositor Transfer Agreement, and the 2001-1 Notes (such Trust Agreement, Amended and Restated Trust Agreement, Transfer and Servicing Agreement, Indenture, DFS/Ganis Transfer Agreement, Ganis/Depositor Transfer Agreement and 2001-1 Notes being referred to collectively as the "2001-1 Documents"). We have also examined such statutes, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based on and subject to the foregoing, we are of the opinion that, with respect to the 2001-1 Notes, when: (a) the 2001-1 Documents have each been duly
(i) authorized by the parties thereto (other than by the Depositor) and (ii) completed, executed and delivered by all of the


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parties thereto, (b) the related Indenture has been duly qualified under the
Trust Indenture Act of 1939, as amended, (c) the 2001-1 Notes have been duly executed and issued by the Trust and authenticated by the Indenture Trustee named therein, and sold by the Company or by the Trust, at the direction of the Company or the Trust, as applicable, and (d) payment of the agreed consideration for the 2001-1 Notes shall have been received by the Company or the Trust, all in accordance with the terms and conditions of the 2001-1 Documents and a definitive purchase, underwriting or similar agreement with respect to the 2001-1 Notes: the 2001-1 Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the related Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

         Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission.

                                                    Very truly yours,

                                                    /s/ Mayer, Brown & Platt

                                                    MAYER, BROWN & PLATT






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